Exhibit 99.1


News Release

Release Date:  Monday, January 29, 2007

Release Time:  Immediate

Contact:       Eric E. Stickels, Executive Vice President & CFO

Phone:         (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2006 Fourth Quarter and Full Year Operating Results (unaudited)

         Oneida, NY, January 29, 2007 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced its operating results the fourth quarter and full year ended December 31, 2006. Net income for the year ended December 31, 2006 is $4.2 million or $0.54 diluted earnings per share, an increase of 8.8% compared with $3.9 million, or $0.50 diluted earnings per share, for the year ended December 31, 2005. The increase in net income is primarily the result of an increase in non-interest income and a decrease in provision for loan losses, partially offset by an increase in non-interest expense and a decrease in net interest income during 2006 as compared with 2005. Net income for the three months ended December 31, 2006 is $1.4 million, or $0.18 diluted earnings per share, as compared to $1.0 million or $0.13 diluted earnings per share for the same period in 2005. The increase in net income in the fourth quarter of 2006 is primarily due to an increase in non-interest income.

         Total assets increased $6.3 million, or 1.4% to $443.1 million at December 31, 2006 from $436.8 million at December 31, 2005. The increase in the Company's assets is primarily due to an increase in loans receivable, partially offset by a decrease in investment securities. Loans receivable increased $11.4 million to $247.4 million at December 31, 2006 as compared with December 31, 2005, after recording the sale of $17.0 million in fixed rate one-to-four family residential real estate loans. Investment securities decreased $20.7 million to $85.7 million at December 31, 2006 as compared with $106.4 million at December 31, 2005. The decrease in investment securities also supported the $11.9 million reduction in borrowings at December 31, 2006 compared with December 31, 2005. The acquisitions of an insurance agency and an employee benefit consulting and financial services firm completed in 2006 resulted in an increase in goodwill and other intangible assets of $5.5 million. In addition, total deposits increased $12.1 million to $313.3 million at December 31, 2006 from the prior year end.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Our Company's operating results continue to reflect the successful execution of our business plan. The growth and diversification of our asset mix, income sources and product offering has resulted in a record level of net income earned during 2006." Kallet continued, "Net income is only one measure of our Company's success; Oneida Savings reported a record level of net loans receivable at December 31, 2006, our insurance and financial services subsidiary, Bailey Haskell & LaLonde, reported a record level of revenue, and our Company demonstrated an ability to minimize net interest margin compression despite a flat to inverted treasury yield curve throughout 2006 that negatively impacted many of our peers." Kallet concluded, "Oneida Financial Corp. continues to improve upon our successful record growing our franchise and enhancing shareholder value. During 2006 we completed the acquisitions of Parsons Cote insurance agency and Benefit Consulting Group, both located in Syracuse, New York. These additions combined with our early 2007 expansion into the Griffiss Business Park in Rome, New York and the expected first quarter 2007 completion of our merger with the National Bank of Vernon will contribute toward the future success of this Company."

         Net interest income decreased $510,000, or 3.8%, for the year ended December 31, 2006 to $12.8 million compared with $13.3 million for the year ended December 31, 2005. The decrease in net interest income is due primarily to a decrease in net earning assets and a decrease in net interest margin given the impact caused by rising short term rates and the flat to inverted yield curve. Average interest-earning assets decreased $8.6 million to $371.8 million for the year ended December 31, 2006. Average interest-bearing deposits decreased $3.2 million while average borrowings outstanding increased by $356,000. Net interest margin is 3.45% for the year ended December 31, 2006 compared with a net interest margin of 3.50% for 2005.

         Interest income for the twelve-month period ending December 31, 2006 is $22.3 million, compared with $21.0 million for the twelve months ending December 31, 2005 an increase of 5.9%. The increase in interest income during the year ended December 31, 2006 resulted primarily from an increase in the yield on interest earning assets of 47 basis points, reflecting the increased yields earned on investments and loans during 2006 due to the increase in market interest rates. The increase in yield was partially offset by a decrease in the average balances of interest-earning assets during 2006.

          Interest expense for the twelve-month period ending December 31, 2006 is $9.4 million, compared with $7.7 million for the twelve months ending December 31, 2005, an increase of 22.9%. This increase was due to an increase in the cost of interest-bearing liabilities of 57 basis points partially offset by a decrease in the average balance of interest-bearing liabilities. Borrowed funds outstanding are $65.4 million at December 31, 2006 compared with $77.3 million at December 31, 2005. Interest expense on deposits increased 31.2% for the year ended December 31, 2006 as compared with the same period in 2005. The increase in interest expense is primarily the result of the steady increase of short-term market interest rates during 2006 partially offset by the continued emphasis to increase the level of lower costing core savings and checking deposits.

         Other non-interest income is $17.4 million for the twelve months ending December 31, 2006 compared with $11.9 million for the same 2005 period. The increase in other non-interest income is the result of increases in commissions and fees earned on the sale of non-banking products, an increase in services charges on deposit accounts and the gain on sale of investments and a bank property. Revenue derived from the Company's insurance agency subsidiary activities increased $1.4 million, or 17.6%, to $9.6 million during 2006 as compared with 2005 due in part to the February 2006 acquisition of a Syracuse, New York based insurance agency. During 2006 the Company also acquired a leading financial services and employee benefit consulting firm operating as Benefit Consulting Group, Inc. This new Company subsidiary provided non-interest income of $3.1 million during 2006, a revenue source and business activity that did not exist for the Company prior to 2006. The increase in non-interest income was further supported by an increased level of service charges on deposit accounts, increasing $217,000, or 10.1% for the year ended December 31, 2006 compared with 2005. Net gains realized upon the sale of investment securities are $308,000 for the year ended December 31, 2006 compared with net gains on investment securities of $275,000 during 2005. In addition, the Company sold a bank property formerly used as a banking office in Chittenango, New York following the construction of a new banking facility at a more desirable location. The property was sold to the Sullivan Free Library and resulted in a gain on sale of $532,000 partially offset by a contribution to the library of $400,000 toward building renovations.

         Other non-interest expense is $24.2 million for the twelve months ending December 31, 2006 compared with $19.6 million for 2005, an increase of 23.4%. The increase in other non-interest expense is primarily the result of an increase in compensation expense and employee benefits associated with an increase in revenue derived from non-banking operations. The business acquisitions completed in 2006 and associated increase in goodwill and other intangible assets resulted in the increase in intangible amortization of $270,000 during 2006, a non-cash charge. In addition, the donation made to Sullivan Free Library previously discussed also contributed to the increase in non-interest expense.

         The provision for loan losses is $280,000 in 2006, down from $360,000 in 2005. Net loan charge-offs in 2006 totaled $158,000, or 0.06% of average loans outstanding, decreasing from $383,000 or 0.17% of average loans in 2005. The ratio of non-performing assets to total assets is 0.01% at December 31, 2006 compared with 0.05% at December 31, 2005. The decrease in net loan charge-offs and the decrease in non-performing assets supports the reduction in the provision for loan losses during 2006. The ratio of the loan loss allowance to loans receivable is 0.84% at December 31, 2006 compared with a ratio of 0.83% at December 31, 2005. The level in the allowance as a percentage of loans reflects improvement in various credit factors, including the reduction in non-performing assets.

         Net income for the three months ended December 31, 2006 was $1.4 million, or $0.18 diluted earnings per share, as compared to $1.0 million or $0.13 diluted earnings per share for the same period in 2005. The increase in net income for the quarter is primarily the result of an increase in non-interest income for the fourth quarter of 2006 as compared with fourth quarter of 2005. Partially offsetting this increase in revenue is an increase in non-interest expense associated with the Company's insurance, employee benefit and financial services activities, a decrease in net interest income and an increase in income tax provisions.

         Shareholders' equity was $58.5 million, or 13.2% of assets at December 31, 2006 compared with $53.6 million, or 12.3% of assets, at December 31, 2005. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the period and positive valuation adjustments made for the Company's available for sale investment securities, mortgage-backed securities and minimum pension liability. Partially offsetting these increases is the payment of cash dividends during 2006.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for the year ended December 31, 2006 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                            At          At          At          At          At
Selected Financial Data                  Dec 31,     Sept 30,    June 30,     Mar 31,     Dec 31,
(in thousands except per share data)       2006        2006        2006        2006        2005
------------------------------------   ----------------------------------------------------------
                                       (unaudited) (unaudited) (unaudited) (unaudited)   (audited)
Total Assets                             $443,051    $434,232    $436,822    $426,231    $436,761
Loans receivable, net                     247,441     246,601     244,752     234,998     236,077
Mortgage-backed securities                 29,081      26,385      27,145      28,792      29,097
Investment securities                      85,717      88,902      93,075      98,598     106,432
Goodwill and other intangibles             19,867      19,963      20,031      14,979      14,364
Interest bearing deposits                 260,173     251,088     255,247     254,528     250,142
Non-interest bearing deposits              53,097      51,946      52,097      50,273      51,044
Borrowings                                 65,400      69,800      68,930      63,400      77,270
Shareholders' Equity                       58,514      55,811      54,454      54,327      53,588

Book value per share
   (end of period)                       $   7.62    $   7.31    $   7.13    $   7.12    $   7.03
Tangible value per share
   (end of period)                       $   5.03    $   4.70    $   4.51    $   5.16    $   5.15

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)             0.01%       0.01%       0.03%       0.05%       0.05%
Allowance for Loan Losses to
    Loans Receivable, net                    0.84%       0.85%       0.85%       0.88%       0.83%
Average Equity to Average Assets            12.58%      12.52%      12.66%      12.42%      12.21%



                                          Quarter Ended                Year to Date                   %
Selected Operating Data                Dec 31,       Dec 31,       Dec 31,       Dec 31,           Change
(in thousands except per share data)    2006          2005          2006          2005           '06 vs '05
------------------------------------  ---------------------------------------------------------------------
                                     (unaudited)   (unaudited)   (unaudited)    (audited)
Interest income:
   Interest and fees on loans         $    4,136    $    3,795    $   16,165    $   14,197          13.9%
   Interest and dividends
      on investments                       1,458         1,655         5,918         6,766         (12.5%)
   Interest on fed funds                     137             8           178            49         263.3%
                                      ----------    ----------    ----------    ----------
      Total interest income                5,731         5,458        22,261        21,012           5.9%
Interest expense:
   Interest on deposits                    1,736         1,315         5,964         4,546          31.2%
   Interest on borrowings                    817           840         3,482         3,141          10.9%
                                      ----------    ----------    ----------    ----------
      Total interest expense               2,553         2,155         9,446         7,687          22.9%
                                      ----------    ----------    ----------    ----------
Net interest income                        3,178         3,303        12,815        13,325          (3.8%)
   Provision for loan losses                  40           100           280           360         (22.2%)
                                      ----------    ----------    ----------    ----------
 Net interest income after
     provision for loan losses             3,138         3,203        12,535        12,965          (3.3%)
                                      ----------    ----------    ----------    ----------
Other income:
   Net investment gains                      310           222           308           275          12.0%
   Service charges on deposit accts          634           586         2,362         2,145          10.1%
   Commissions and fees on sales
         of non-banking products           3,369         1,992        12,661         8,163          55.1%
   Other revenue from operations             924           329         2,047         1,309          56.4%
                                      ----------    ----------    ----------    ----------
      Total non-interest income            5,236         3,129        17,378        11,892          46.1%
Other expense
   Salaries and employee benefits          4,038         3,108        15,496        12,413          24.8%
   Equipment and net occupancy               866           842         3,647         3,315          10.0%
   Intangible amortization                    96            28           383           113         238.9%
   Other costs of operations               1,403           954         4,666         3,768          23.8%
                                      ----------    ----------    ----------    ----------
      Total non-interest expense           6,403         4,932        24,192        19,609          23.4%
                                      ----------    ----------    ----------    ----------
Income before income taxes                 1,971         1,400         5,721         5,248           9.0%
Income tax provision                         563           369         1,523         1,390           9.6%
                                      ----------    ----------    ----------    ----------
Net income                            $    1,408    $    1,031    $    4,198    $    3,858           8.8%
                                      ==========    ==========    ==========    ==========

Net income per common
   share (EPS - Basic )               $     0.18    $     0.14    $     0.55    $     0.51           7.8%
                                      ==========    ==========    ==========    ==========
Net income per common
   share (EPS - Diluted)              $     0.18    $     0.13    $     0.54    $     0.50           8.0%
                                      ==========    ==========    ==========    ==========

Cash Dividends Paid                   $     0.00    $     0.00    $     0.45    $     0.41           9.8%
                                      ==========    ==========    ==========    ==========

Return on Average Assets                   1.28%         0.94%         0.96%         0.89%
Return on Average Equity                  10.03%         7.74%         7.67%         7.30%
Return on Average Tangible Equity         15.55%        10.61%        11.26%         9.85%
Net Interest Margin                        3.42%         3.42%         3.45%         3.50%


                                          Fourth        Third        Second           First        Fourth
Selected Operating Data                  Quarter       Quarter       Quarter         Quarter       Quarter
(in thousands except per share data)       2006          2006          2006            2006          2005
------------------------------------    --------------------------------------------------------------------
                                                                    (unaudited)
Interest income:
   Interest and fees on loans           $    4,136    $    4,197     $    4,027     $    3,805    $    3,795
   Interest and dividends
      on investments                         1,458         1,446          1,487          1,527         1,655
   Interest on fed funds                       137            13             15             13             8
                                        ----------    ----------     ----------     ----------    ----------
      Total interest income                  5,731         5,656          5,529          5,345         5,458
Interest expense:
   Interest on deposits                      1,736         1,534          1,391          1,303         1,315
   Interest on borrowings                      817           908            903            854           840
                                        ----------    ----------     ----------     ----------    ----------
      Total interest expense                 2,553         2,442          2,294          2,157         2,155
                                        ----------    ----------     ----------     ----------    ----------
Net interest income                          3,178         3,214          3,235          3,188         3,303
   Provision for loan losses                    40            80             80             80           100
                                        ----------    ----------     ----------     ----------    ----------
Net interest income after
     provision for loan losses               3,138         3,134          3,155          3,108         3,203
                                        ----------    ----------     ----------     ----------    ----------
Other income:
   Net investment gains (losses)               310           (24)            (9)            31           222
   Service charges on deposit accts            633           605            585            539           586
   Commissions and fees on sales
         of non-banking products             3,369         2,944          3,942          2,406
   Other revenue from operations               924           350            325            448           329
                                        ----------    ----------     ----------     ----------    ----------
      Total non-interest income              5,236         3,875          4,843          3,424         3,129
Other expense:
   Salaries and employee benefits            4,038         3,773          4,311          3,374         3,108
   Equipment and net occupancy                 866           933            963            885           842
   Intangible amortization                      96            96            159             32            28
   Other costs of operations                 1,403         1,094          1,164          1,005           954
                                        ----------    ----------     ----------     ----------    ----------
      Total non-interest expense             6,403         5,896          6,597          5,296         4,932
                                        ----------    ----------     ----------     ----------    ----------
Income before income taxes                   1,971         1,113          1,401          1,236         1,400
Income tax provision                           563           298            354            308           369
                                        ----------    ----------     ----------     ----------    ----------
Net income                              $    1,408    $      815     $    1,047     $      928    $    1,031
                                        ==========    ==========     ==========     ==========    ==========


Net income per common
   share (EPS - Basic)                  $     0.18    $     0.11     $     0.14     $     0.12    $     0.14
                                        ==========    ==========     ==========     ==========    ==========
Net income per common
   share (EPS - Diluted)                $     0.18    $     0.11     $     0.14     $     0.12    $     0.13
                                        ==========    ==========     ==========     ==========    ==========
Cash Dividends Paid                     $     0.00    $     0.23     $     0.00     $     0.22    $     0.00
                                        ==========    ==========     ==========     ==========    ==========

Return on Average Assets                      1.28%         0.75%          0.97%          0.86%         0.94%
Return on Average Equity                     10.03%         5.98%          7.66%          6.92%         7.74%
Return on Average Tangible Equity            15.55%         9.44%         10.67%          9.50%        10.61%
Net Interest Margin                           3.42%         3.48%          3.49%          3.40%         3.42%
